EXHIBIT 5.0

Sierchio, Greco & Greco, LLP.

Please Reply to:

         Joseph Sierchio

                Telephone: (212) 246-3030

                   E-mail: jsierchio@sggllp.com

June 20, 2008

Board of Directors

International Energy, Inc.

Suite 216

1628 West 1st Avenue

Vancouver, British Columbia

Canada V6J 1G1

Re:

Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to International Energy, Inc., a Nevada corporation (the “Company”) in connection with its Registration Statement on Form S-1 (the “Registration Statement”), relating to the proposed resale by the selling stockholders named in the prospectus made part of the Registration Statement (collectively, the “Selling Stockholders”) of up to 8,683,333 shares (the “Outstanding Shares”) of the Company's common stock, $.001 par value, of which 2,933,334 shares are issuable upon the exercise of certain of the Company's warrants as set forth in the Registration Statement (the “Warrant Shares”).

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed and have not independently verified the accuracy as to factual matters of each document we have reviewed.

For purposes of rendering this opinion, we have examined originals or copies of such documents and records as we have deemed appropriate. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials. It is understood that this opinion is to be used only in connection with the filing of the Registration Statement. We are opining only on the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

Based on the foregoing, and the matters discussed below, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that (i) we are of the opinion that the Outstanding Shares are validly issued, fully paid, and non-assessable and (ii) the Warrant Shares, when issued, delivered and paid for in accordance with the applicable Warrants, will be legally issued, fully paid and non-assessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” and elsewhere in the Registration Statement and related prospectus of the Company, including documents incorporated by reference.

Very truly yours,

Sierchio Greco & Greco, LLP.

By:   /s/ Joseph Sierchio

Joseph Sierchio